Exhibit 99

Gorman-Rupp Reports Third Quarter 2020 Financial Results and Announces Executive Promotions

MANSFIELD, Ohio--(BUSINESS WIRE)--October 23, 2020--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter and nine months ended September 30, 2020.

Third Quarter 2020 Highlights

  Third quarter earnings per share were $0.28 compared to $0.37 per share for the third quarter of 2019

- Third quarter of 2020 included a non-cash pension settlement charge of $0.03 per share

- Third quarter earnings per share improved over second quarter of 2020 due to increased sales and cost containment efforts

  Net sales decreased 10.4% or $10.3 million compared to the third quarter of 2019 and increased 3.7% compared to the second quarter of 2020
  Scott A. King promoted to President and Chief Operating Officer effective January 1, 2021

Net sales for the third quarter of 2020 were $89.0 million compared to net sales of $99.3 million for the third quarter of 2019, a decrease of 10.4% or $10.3 million. Domestic sales decreased 8.9% or $6.2 million and international sales decreased 13.8% or $4.1 million compared to the same period in 2019. Sales have decreased across all of our markets primarily as a result of the COVID-19 pandemic, along with a slowdown in the oil & gas industry. This, together with the overall economic downturn that has resulted from the pandemic, slowed demand in the third quarter compared to the prior year. However, net sales increased by 3.7% compared to the second quarter of 2020. Our facilities and supply chain have remained operational through the pandemic.

Sales in our water markets decreased 5.2% or $3.5 million in the third quarter of 2020 compared to the third quarter of 2019. Sales in the construction market decreased $1.5 million driven primarily by softness in oil and gas drilling activity. Sales decreased $1.3 million in the repair market, $0.5 million in the municipal market, $0.1 million in fire protection, and $0.1 million in agriculture primarily as a result of the COVID-19 pandemic.

Sales in our non-water markets decreased 21.6% or $6.8 million in the third quarter of 2020 compared to the third quarter of 2019 primarily as a result of the COVID-19 pandemic, along with reduced demand from midstream oil and gas customers and softness in oil and gas drilling activity. Sales in the industrial market decreased $2.5 million, sales in the OEM market decreased $2.3 million and sales in the petroleum market decreased $2.0 million.

International sales were $25.7 million in the third quarter of 2020 compared to $29.8 million in the same period last year and represented 29% and 30% of total sales for each respective period. The decrease in international sales was across most of the markets the Company serves, most notably in non-water and municipal markets.

Gross profit was $23.0 million for the third quarter of 2020, resulting in gross margin of 25.8%, compared to gross profit of $25.8 million and gross margin of 26.0% for the same period in 2019. Gross margin decreased 20 basis points due to a 120 basis point favorable LIFO impact in the prior year third quarter which did not recur in the current year. Gross profit margin compared to the prior year was negatively impacted from the loss of leverage on fixed labor and overhead from lower sales volume compared to 2019 which was partially offset by favorable product mix.

Selling, general and administrative (“SG&A”) expenses were $13.2 million and 14.9% of net sales for the third quarter of 2020 compared to $14.1 million and 14.3% of net sales for the same period in 2019. SG&A expenses decreased 6.5% or $0.9 million due to reduced payroll related and travel expenses combined with overall expense management. SG&A expenses as a percentage of sales increased 60 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $9.7 million for the third quarter of 2020, resulting in an operating margin of 10.9%, compared to operating income of $11.6 million and operating margin of 11.7% for the same period in 2019. Operating margin decreased 80 basis points primarily as a result of loss of leverage from lower sales volume.

Other income (expense), net was $0.7 million of expense for the third quarter of 2020 compared to income of $0.3 million for the same period in 2019. The increase to expense was due primarily to a non-cash pension settlement charge of $1.0 million which occurred in the third quarter of 2020.

Net income was $7.3 million for the third quarter of 2020 compared to $9.8 million in the third quarter of 2019, and earnings per share were $0.28 and $0.37 for the respective periods. Earnings per share for the third quarter of 2020 included a non-cash pension settlement charge of $0.03 per share. Earnings per share improved over the second quarter of 2020 due to increased sales and cost containment efforts.

Net sales for the first nine months of 2020 were $266.5 million compared to net sales of $304.5 million for the first nine months of 2019, a decrease of 12.5% or $38.0 million. Domestic sales decreased 11.2% or $23.7 million and international sales decreased 15.5% or $14.3 million compared to the same period in 2019. Sales have decreased across most of our markets primarily as a result of the COVID-19 pandemic, along with a slowdown in the oil and gas industry.

Sales in our water markets decreased 10.3% or $21.7 million in the first nine months of 2020 compared to the first nine months of 2019. Sales in the agriculture market increased $0.1 million. This increase was offset by sales decreases in the construction market of $12.1 million driven primarily by softness in oil and gas drilling activity, decreases in the repair market of $4.5 million due primarily to the COVID-19 pandemic, and decreases in the municipal market of $3.5 million driven primarily by timing of shipments related to weather and the COVID-19 pandemic. Also, sales in the fire protection market decreased $1.7 million driven primarily by lower international shipments as a result of the COVID-19 pandemic.

Sales in our non-water markets decreased 17.5% or $16.3 million in the first nine months of 2020 compared to the first nine months of 2019 primarily as a result of the COVID-19 pandemic, along with reduced demand from midstream oil and gas customers and softness in oil and gas drilling activity. Sales in the OEM market decreased $7.1 million, sales in the petroleum market decreased $5.8 million and sales in the industrial market decreased $3.4 million.

International sales were $78.2 million in the first nine months of 2020 compared to $92.5 million in the same period last year and represented 29% and 30% of total sales, respectively. The decrease in international sales was across most of the markets the Company serves.

Gross profit was $68.3 million for the first nine months of 2020, resulting in gross margin of 25.6%, compared to gross profit of $77.3 million and gross margin of 25.4% for the same period in 2019. Gross margin improved 20 basis points due principally to lower material costs of 180 basis points as a result of the stabilization of material costs and favorable product mix. Partially offsetting these improvements was loss of leverage on fixed labor and overhead from lower sales volume compared to the first nine months of 2019.

SG&A expenses were $41.0 million and 15.4% of net sales for the first nine months of 2020 compared to $43.5 million and 14.3% of net sales for the same period in 2019. SG&A expenses decreased 5.9% or $2.5 million due to reduced payroll related and travel expenses combined with overall expense management. SG&A expenses as a percentage of sales increased 110 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $27.3 million for the first nine months of 2020, resulting in an operating margin of 10.3%, compared to operating income of $33.8 million and operating margin of 11.1% for the same period in 2019. Operating margin decreased 80 basis points primarily as a result of loss of leverage from lower sales volume partially offset by lower material costs.

Other income (expense), net was $4.4 million of expense for the first nine months of 2020 compared to income of $0.8 million in 2019. The increase to expense was due primarily to non-cash pension settlement charges of $4.4 million.

Net income was $18.4 million for the first nine months of 2020 compared to $27.5 million in 2019, and earnings per share were $0.70 and $1.05 for the respective periods. Earnings per share for the first nine months of 2020 included non-cash pension settlement charges of $0.13 per share.

The Company’s backlog of orders was $102.0 million at September 30, 2020 compared to $101.4 million at September 30, 2019 and $105.0 million at December 31, 2019. Incoming orders decreased 10.1% for the first nine months of 2020 compared to the same period in 2019. Incoming orders were down across most markets the Company serves driven primarily by the COVID-19 pandemic and a slowdown in the oil and gas industry.

Capital expenditures for the first nine months of 2020 were $6.3 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2020 are presently planned to be in the range of $8-$10 million.

As part of the Company’s on-going succession planning, effective January 1, 2021 the role of President will transition from Jeffrey S. Gorman, who will continue to serve as the Company’s Chairman and Chief Executive Officer, to Scott A. King, who is currently the Company’s Vice President and Chief Operating Officer. In addition to operational and financial oversight of all of Gorman-Rupp’s divisions and subsidiaries, Mr. King will join Mr. Gorman in leading the Company’s strategic planning and acquisition efforts. Mr. King has been with the Company since 2004 and has held various operational leadership roles during this time.

Jeffrey S. Gorman, Chairman, President and CEO commented, “I am very pleased to announce that the Board of Directors has approved the transition of my role as President to Scott A. King effective January 1, 2021. During his 15 years with the Company, Scott has developed a deep understanding of the pump industry, as well as the culture that has contributed to Gorman-Rupp’s success over the years.”

“The Board and I are also recognizing the contributions of two other Executive Officers effective January 1, 2021. James C. Kerr, currently the Company’s Vice President and Chief Financial Officer, will be promoted to Executive Vice President and Chief Financial Officer, and Brigette A. Burnell, currently the Company’s Vice President, General Counsel and Corporate Secretary, will be promoted to Senior Vice President, General Counsel and Corporate Secretary.”

Regarding the current quarter, Mr. Gorman stated, “While sales and incoming orders continue to be negatively impacted by the global challenges of COVID-19, both our sales and earnings showed improvement over the second quarter. Although the ongoing impact of COVID-19 on our economy continues to remain uncertain, we remain focused on being prepared for the eventual recovery when it does occur, including maintaining strong inventory levels and focusing on our long-term strategic initiatives across the numerous end markets we serve.”

“I would also like to extend my personal gratitude to all the employees of Gorman-Rupp worldwide. COVID-19 has brought a unique set of challenges that could not have been addressed without their cooperation and dedication to our customers, shareholders and fellow employees.”

About The Gorman-Rupp Company
Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements
In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key personnel; (5) cyber security threats; (6) intellectual property security; (7) acquisition performance and integration; (8) compliance with, and costs related to, a variety of import and export laws and regulations; (9) environmental compliance costs and liabilities; (10) exposure to fluctuations in foreign currency exchange rates; (11) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (12) changes in our tax rates and exposure to additional income tax liabilities; (13) impairment in the value of intangible assets, including goodwill; (14) defined benefit pension plan settlement expense; (15) family ownership of common equity; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$88,982	$99,298	$266,467	$304,487
Cost of products sold	66,011	73,506	198,199	227,190

Gross profit	22,971	25,792	68,268	77,297

Selling, general and
administrative expenses	13,228	14,154	40,951	43,505

Operating income	9,743	11,638	27,317	33,792

Other income (expense), net	(744)	269	(4,361)	792

Income before income taxes	8,999	11,907	22,956	34,584
Income taxes	1,738	2,132	4,575	7,107

Net income	$7,261	$9,775	$18,381	$27,477

Earnings per share	$0.28	$0.37	$0.70	$1.05

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$93,665	$80,555
Accounts receivable, net	59,890	65,433
Inventories, net	82,504	75,997
Prepaid and other	5,388	5,680

Total current assets	241,447	227,665

Property, plant and equipment, net	109,401	111,779

Other assets	8,497	8,320

Prepaid pension assets	337	-

Goodwill and other intangible assets, net	33,740	34,996

Total assets	$393,422	$382,760

Liabilities and shareholders' equity
Accounts payable	$14,060	$16,030
Accrued liabilities and expenses	31,948	29,465

Total current liabilities	46,008	45,495

Pension benefits	-	1,040

Postretirement benefits	24,556	24,453

Other long-term liabilities	3,227	3,894

Total liabilities	73,791	74,882

Shareholders' equity	319,631	307,878

Total liabilities and shareholders' equity	$393,422	$382,760

Shares outstanding	26,101,992	26,067,502

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC